Exhibit 8.1

March 4, 2014

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $3,793,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the S&P 500® Index due September 8, 2017 as described in the Company’s Pricing Supplement No. 402 dated February 27, 2014 (“Pricing Supplement 402”) to Product Supplement No. 1 dated May 2, 2012, the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”) and the Prospectus dated April 13, 2012 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”) and (ii) $5,000,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the Russell 2000® Index due March 2, 2016 as described in the Company’s Pricing Supplement No. 409 dated February 27, 2014 (“Pricing Supplement 409”) to the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the headings “Material Tax Consequences” in Pricing Supplement 402 and “United States Federal Income Tax Considerations” in Pricing Supplement 409.

We hereby consent to the reference to us under the headings “Material Tax Consequences” in Pricing Supplement 402 and “United States Federal Income Tax Considerations” in Pricing Supplement 409 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP